Exhibit 4.1

BANK LEUMI LE-ISRAEL CORPORATION

2018 STOCK OPTION PLAN

1.	PURPOSE AND TERMS

The Plan has been established to advance the interests of Bank Leumi USA, a New York Bank (the “Company”) and Bank Leumi le-Israel Corporation (“BLC”), the Company’s parent company, by providing for the grant of non-statutory stock options with respect to shares of BLC to certain key employees of the Company.

Capitalized terms, when used in the Plan, will have the meanings set forth on Schedule A attached hereto.

2.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key employees of the Company who, in the opinion of the Administrator, are in a position to contribute to the success of the Company and its affiliates.

3.	LIMITS ON OPTIONS UNDER THE PLAN

(a)    Number of Shares. Subject to adjustment as provided in Section 5(b), the maximum number of shares of Stock that may be delivered in satisfaction of Options under the Plan will be 797,857 shares of Stock. For purposes of this Section, the number of shares of Stock delivered in satisfaction of Options will be determined (i) net of shares of Stock underlying the portion of any Option that is settled in cash or the portion of any Option that expires, becomes unexercisable without having been exercised, terminates, or is forfeited to or repurchased by BLC due to failure to vest, and (ii) by treating as having been delivered any shares of Stock withheld from a Option to satisfy the tax withholding obligations with respect to such Option or in payment of the exercise price of such Option. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan will not be increased by any shares of Stock that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Option exercises. To the extent consistent with applicable legal requirements (including applicable stock exchange requirements), Stock issued under any Substitute Awards will not reduce the number of shares available for Options under the Plan. The shares which may be delivered under any Substitute Awards will be in addition to the limitations set forth in this Section 3(a) on the number of shares available for issuance under the Plan.

(b)    Type of Shares. Shares of Stock delivered by BLC under the Plan may be authorized but unissued shares of Stock or previously issued shares of Stock acquired by BLC. No fractional shares of Stock will be delivered under the Plan, except that the Administrator may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares.

4.	RULES APPLICABLE TO OPTIONS

(a)    Option Provisions. The Administrator will determine the terms of all Options, subject to the limitations provided herein. By accepting or being deemed to have accepted an Option, the Participant will be deemed to have agreed to the terms of the Option and the Plan. Notwithstanding any provision of this Plan to the contrary, any Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(b)    Term of Plan and Options. No Options may be granted after the seventh (7th) anniversary of the date the Plan was adopted, but previously granted Options may continue beyond that date in accordance with their terms. Options granted under the Plan will have a maximum term not to exceed seven (7) years from the date of grant.

(c)    Transferability. Options may not be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime Options may be exercised only by the Participant.

(d)    Vesting, Termination of Employment. The Administrator will determine the time or times at which an Option will vest or become exercisable and the terms on which an Option requiring exercise will remain exercisable. The vesting and exercise terms will be set forth in an Option agreement between BLC and the Participant. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Option, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.

Unless an Option agreement expressly provides otherwise, however, the following rules will apply if a Participant’s employment terminates:

(i)    Upon the termination of the Participant’s employment for any reason, all Options held by a Participant that are not vested will immediately terminate and be forfeited.

(ii)    Except as described below, all vested Options held by the Participant immediately prior to the termination of the Participant’s employment that have not been exercised will be restricted from exercise in accordance with Section 5(c) of the Plan and upon the lapse of such restriction, the vested Options will thereafter be exercisable for the earlier of (A) a period of three months or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section, and will thereupon immediately terminate.

(iii)    Except as described below, all vested Options held by a Participant immediately prior to the termination of the Participant’s employment due to his or her death or disability (as determined by Company policy), to the extent then exercisable, will be restricted from exercise in accordance with Section 5(c) of the Plan and upon the lapse of such restriction, the vested Options will thereafter be exercisable for the earlier of (A) the one year period ending with the first anniversary of the Participant’s death or disability, as applicable, or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section, and will thereupon immediately terminate.

(iv)    All Options (whether or not vested) held by a Participant immediately prior to termination of the Participant’s employment will immediately terminate if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s employment to be terminated for Cause.

(e)    Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Option may not be exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and agreeing to the payment method required under paragraph (g) below. Any attempt to exercise an Option by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Option has the right to do so.

(f)    Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Option will be no less than 100% of the Fair Market Value of the Stock subject to the Option, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant or as otherwise determined by the Administrator with respect to any Substitute Award.

(g)    Payment of Exercise Price. Exercise of the Option shall be through the withholding of shares of Stock otherwise to be delivered upon exercise of the Option whose Fair Market Value is equal to the aggregate exercise price of the Option being exercised. If the foregoing is not legally permissible, exercise of the Option shall be by such other means acceptable to the Administrator in its sole discretion.

(h)    Taxes. The delivery, vesting and retention of Stock, cash or other property under an Option are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Option, and all payments with respect to any Option will be subject to reduction for applicable tax and other legally or contractually required withholdings. The Administrator will prescribe such rules for the withholding of taxes with respect to any Option as it deems necessary. Unless the Administrator expressly provides otherwise, the Administrator will hold back shares of Stock from an Option in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(i)    Rights Limited. Nothing in the Plan will be construed as giving any person the right to be granted an Option or to continued employment or service with the Company or its affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Options will not constitute an element of damages in the event of a termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.

(j)    Section 409A. Each Option will contain such terms as the Administrator determines, and will be construed and administered, such that the Option qualifies for an exemption from the requirements of Section 409A.

5.	EFFECT OF CERTAIN TRANSACTIONS

(a)    Liquidity Events or Change in Control. Except as otherwise provided in an Option, the Administrator will, in its sole discretion, determine the effect of a Liquidity Event or Change in Control on Options, which determination may include, but is not limited to, the following actions:

(i) Assumption or Substitution. If the Liquidity Event or Change in Control is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide for (A) the assumption or continuation of some or all outstanding Options or any portion thereof or (B) the grant of Substitute Awards.

(ii) Payment or Cancellation of Options. The Administrator may (but need not) provide for payment in cash or property with respect to some or all Options or any portion thereof, equal to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Option or such portion, over (B) the aggregate exercise price of the Option or such portion, and the Option or such portion will be cancelled upon receipt of such payment.

(iii) Acceleration of Options. The Administrator may (but need not) provide that each Option will become exercisable in full or in part prior to the Liquidity Event or a Change in Control, in each case on a basis that gives the Option holder a reasonable opportunity, as determined by the Administrator, to participate as a stockholder in the Liquidity Event or a Change in Control.

(iv) Termination of Options upon Change in Control. Upon consummation of a Change in Control (including a Qualified Merger) and following acceleration and/or receipt of consideration for the Option, the Option will automatically terminate unless it is explicitly assumed or continued as part of the agreement to such Change in Control.

(b)    Adjustment Provisions. To the extent permissible under applicable law, including Section 409A of the Code, in the event of a stock dividend, significant cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in BLC’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator will make appropriate adjustments to the maximum number of shares of Stock that may be delivered under the Plan and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, any exercise prices of the Options and any other provision of Options affected by such change.

(c)    Shareholder Rights Agreement. If the Lead Shareholder exercises its put right as specified in the Shareholder Rights Agreement prior to the time the Stock is publicly traded on a national securities exchange, the Option holders will continue to vest as scheduled, but will not be permitted to exercise their vested Options prior to the 12-month anniversary of the date the Lead Shareholder exercises its put right and sells its shares. If thereafter the Options are exercised, the Option holders may sell the shares of Stock received upon exercise to BLC at the Fair Market Value determined as of the date of the sale in the manner prescribed by the Administrator in its sole discretion. Notwithstanding the foregoing, such restriction on exercise for vested Options shall be lifted and/or shall not apply upon the first to occur of the following: (i) a Liquidity Event; (ii) a Change in Control; or (iii) the six (6) year anniversary of the date the Option is granted.

6.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret and administer the Plan and the terms and conditions of any Option agreement; determine eligibility for and grant Options; determine, modify or waive the terms and conditions of any Options; determine the medium in which Options are adjusted, paid or cancelled (whether in cash, shares of Stock, other options, other rights or property or a combination thereof); determine whether shares of Stock deliverable in respect of Options will be subject to deferral; prescribe forms, rules and procedures relating to the Plan or Options; make any and all determinations under any applicable Company policies and procedures impacting the Options and otherwise do all things necessary or desirable to carry out the purposes of the Plan and any Option agreement. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

7.	LEGAL CONDITIONS ON DELIVERY OF STOCK

BLC will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) BLC is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Option have been satisfied or waived. BLC may require, as a condition to exercise of the Option or delivery of shares of Stock under an Option, representations or agreements as counsel for BLC may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and BLC may hold the certificates pending lapse of the applicable restrictions.

8.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Option for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Options, except that the Administrator may not, without the Participant’s consent, alter the terms of an Option so as to affect materially and adversely the Participant’s rights under the Option, unless the Administrator expressly reserved the right under the Plan or the Option agreement.

9.	MISCELLANEOUS

(a)    Waiver of Jury Trial. By accepting an Option under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or claim concerning any rights under the Plan and any Option, or under any amendment, waiver, consent, document or other agreement delivered or to be delivered in the future. Nothing in the Plan is to be construed as limiting the ability of BLC or the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Option to binding arbitration or as limiting the ability of BLC or the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Option.

(b)    Certain Requirements of Corporate Law. Options will be granted and administered consistent with the requirements of applicable law relating to the issuance of stock and any consideration for the stock, and with the applicable requirements of any stock exchanges, other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(c)    Other Matters. Except as otherwise provided by the express terms of an Option agreement, the provisions of the Plan and Options and all claims or disputes arising out of or based upon the Plan or any Option will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule.

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SCHEDULE A

The following capitalized terms, when used in the Plan, will have the meanings set forth below:

“Administrator” means a committee of the Board that the Board designates to act as the Administrator under the Plan, except that such committee (or the Board) may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of BLC or the Company the power to grant Options to the extent permitted by applicable corporate law; and (iii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. The term “Administrator” will include the person or persons so delegated to the extent of such delegation. If no committee or other person is designated, the Board will act as the Administrator.

“Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with the Company or BLC, including any entity that is considered to be a controlled group or under common control with the Company or BLC under Section 414(b) or (c) of the Code. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of BLC.

“Cause” means, in the case of any Participant who is party to an employment, change in control or similar agreement with the Company or any of its affiliates that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, “Cause” will mean: (i) a material breach by the Participant of his or her employment agreement with the Company or an affiliate of the Company, any Option agreement, or any policy of the Company or its affiliates generally applicable to similarly situated employees of the Company or its affiliates; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its affiliates, which failure is damaging to the financial condition or reputation of the Company or its affiliates; (iii) violation of the policies of the Company or an affiliate of the Company as set forth in the Company or affiliate’s employee handbook and determined at the sole discretion of the Administrator; (iv) the Participant’s engaging in misconduct or gross negligence that is injurious to the Company or any of its affiliates, including conduct that does not promote harmony and good will at or for the Company or its affiliates, determined at the sole discretion of the Administrator; (v) conduct on the Participant’s part that damages the Company or its affiliates monetarily; or (vi) the commission by the Participant of a felony or other serious crime that the Administrator believes involves fraud, dishonesty or moral turpitude. If, subsequent to the Participant’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s employment could have been terminated for Cause, the Participant’s employment will be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

A-1

“Change in Control” means the Company or BLC has consummated: (i) a sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company or BLC to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than the Company, BLC or their respective Affiliates; (ii) the date upon which any “person” or “group”, other than shareholders of the Company, BLC or their respective Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the total combined voting power of the Company or BLC (or any successor thereto), including, with respect to both (i) and (ii) above, by way of merger, consolidation or otherwise; or (iii) a Qualified Merger. For the avoidance of doubt, a Change in Control will not mean a public offering of shares of BLC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Fair Market Value” means, as of a particular date, (i) the closing price for a share of Stock as reported on the national securities exchange on which the Stock is then listed for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported, or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 409A of the Code, which requires reasonable application of a reasonable valuation method, including, for example, an appraisal by a third-party independent qualified appraiser appointed by the Administrator in its sole discretion (made within the previous 12 months), use of a reasonable valuation formula consistently applied for determining transfer value of the shares for all purposes (where restrictions on shares do not lapse) or a written report (made within the previous 12 months) applying a valuation method that takes into account all available information material to the value of the entity and that is consistently applied for all purposes of valuing the shares under the facts and circumstances.

“Lead Shareholder” means Endicott SPV I, L.P. as defined in the Shareholder Rights Agreement.

“Liquidity Event” means the consummation, by the BLC or the Company, as applicable, of (i) a Qualified IPO or (ii) a Qualified Merger.

“Option” means a non-statutory stock option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Participant” means a current or former employee of the Company or its affiliate who is granted an Option under the Plan.

“Plan” means Bank Leumi le-Israel Corporation 2018 Stock Option Plan, as may be amended from time to time and in effect.

“Qualified IPO” means the sale by BLC or its successor of shares of common stock of BLC in an initial public offering on a publicly traded stock exchange in an amount that exceeds $100 million or, if designated by the Administrator in its sole discretion, such other similar public offering of the shares of an Affiliate of BLC.

A-2

“Qualified Merger” means the Company or BLC has consummated a merger or consolidation transaction pursuant to which the Company or BLC shareholders received in exchange for the Company or BLC shareholders’ common stock either all cash or capital stock of a company which such capital stock (i) is primarily listed on one of the New York Stock Exchange, the NASDAQ Stock Market, the Toronto Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange, or the Tokyo Stock Exchange (or such other stock exchange as may be mutually agreed by the lead shareholder and the Company or BLC), (ii) is not subject to a lock-up agreement for more than six (6) months or other transfer restrictions, other than those under applicable laws, and (iii) has an average daily public trading value (for the six months prior to the announcement of such merger transaction) of at least $10 million, unless the Company or BLC shareholders immediately prior to the merger or consolidation transaction continue to own 50% or more of the voting power of the surviving corporation following the transaction.

“Shareholder Rights Agreement” means the Shareholder Rights Agreement dated May 21, 2018 between Bank Leumi le-Israel B.M., Endicott SPV I, L.P. and MSD BLUSA Investments, LLC, as amended from time to time.

“Stock” means the common stock of Bank Leumi Le-Israel Corporation, par value $0.10 per share.

“Substitute Awards” means stock options or other equity awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

A-3